Exhibit 99.1

Lime Energy Announces Proposed Reverse/Forward Stock Split

Newark, NJ, September 16th 2016 — Lime Energy Co., a leading provider of energy services to utilities and their commercial customers, announced today that, at a meeting on September 14, 2016, its Board of Directors approved a plan to effect a stock split of its common shares and terminate the Company’s public company reporting obligations. The proposed transaction will be submitted to a vote of Lime Energy’s stockholders at a special meeting called for that purpose.

“Following the decision of Nasdaq to delist our company’s stock from the Nasdaq Capital Market, the board has determined that the costs of being a reporting company under the Exchange Act currently exceed the benefits of the same to our company and its stockholders,” said Adam Procell, Lime Energy’s President and CEO.

The Board of Directors instructed Lime Energy management to prepare and file a preliminary proxy statement with respect to the proposed transaction, which will take the form of a recapitalization comprising three steps:

•                  first, a reverse stock split of the Company’s outstanding shares of common stock, at a ratio to be determined;

•                  second, the payment of cash in lieu of fractional shares to each shareholder that would otherwise hold less than one full share of common stock, after giving effect to the reverse stock split; and

•                  third, a forward stock split of all common stock of the Company that remains outstanding after the first two steps, at a ratio reciprocal to the ratio applied in the reverse stock split.

The proposed transaction, referred to as a “reverse/forward stock split,” would be effected by the filing of amendments to the Company’s certificate of incorporation and is designed to reduce the number of record holders of Company common stock. If, for example, the ratio applied in the reverse stock split is 1-for-300, each current stockholder of the Company with less than 300 shares of Company common stock on the record date for the transaction will receive the fair value of such shares in cash in accordance with Section 155 of the Delaware General Corporation Law, and such shares will be cancelled. The proposed transaction will have no effect on the number of shares held by any stockholder that would hold at least one full share of common stock after the reverse stock split (that is, in the above example, any stockholder that holds 300 or more shares of Company common stock on the record date).

If following effectiveness of the proposed transaction, there are fewer than 300 holders of record of the Company’s common stock, the Company may deregister its common stock and cease to be a reporting company under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The Board currently intends to seek stockholder approval for reverse/forward stock splits at various ratios. The terms and contemplated timeline of the proposed transaction, including the various possible ratios contemplated by the Board and the manner of determining the fair value for fractional share interests to be cashed out in the proposed transaction, will be set forth in the preliminary proxy statement and a transaction statement on Schedule 13E-3 outlining the proposed transaction. The Company expects to pay the transaction costs and consideration for the fractional share interests from existing cash reserves.

If consummated, the proposed reverse/forward stock split will apply directly to holders of record only. Persons who hold shares of Company common stock in “street name” are encouraged to contact their bank, broker, or other nominee for information on how the proposed transaction may affect any shares of Company common stock held for their account.

The Board may abandon the proposed reverse/forward stock split at any time prior to the filing and effectiveness of the applicable amendments to the Company’s certificate of incorporation, even after stockholder approval, if the Board determines in its business judgment that such transaction is no longer in the best interests of the Company or its stockholders.

About Lime Energy

Lime Energy is building a new energy future. As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals. Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction. This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency

Lime Energy Investor Relations

Bruce Torkelson
(201) 416-2589
investorrelations@lime-energy.com

Forward Looking Statements

This press release and the referenced earnings conference call includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities.  You can identify these forward-looking statements by the use of words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions.

These forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied.

These risks and uncertainties are described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such risk factors are incorporated herein by reference. These statements include but are not limited to statements regarding the operations of Lime Energy, the timing of delayed utility programs, outcome of pending bids, outcome of discussions with the SEC and outlook for obtaining a favorable settlement, ability to have a positive covenant resolution with our lender; and maintaining the company’s listing on NASDAQ.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.